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                   AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT
                                  by and among
                             OCC ACCUMULATION TRUST,
                 AMERICAN ENTERPRISE LIFE INSURANCE COMPANY and
                                OCC DISTRIBUTORS



This is an amendment to the February 21, 1995 Participation Agreement ("Agreement") among OCC Accumulation Trust (formerly Quest for Value Accumulation Trust), American Enterprise Life Insurance Company and OCC Distributors (formerly Quest for Value Distributors).

Schedule 1 to the Agreement is amended to read as follows:
         The following separate accounts of American Enterprise Life Insurance Company are permitted in accordance with the provisions of this Agreement to invest in Portfolios of the Fund shown in Schedule 2:

         American Enterprise Variable Annuity Account, established July 15, 1987 as used to fund the flexible premium variable annuity contracts known as the AEL Personal Portfoliosm and AEL Personal Portfolio Plus.

Schedule 2 to the Agreement is amended to read as follows:
         The separate account(s) shown on Schedule 1 may invest in the following Portfolios of the OCC Accumulation Trust:

                           Managed Portfolio
                           U.S. Government Income Portfolio
                           Small Cap Portfolio
                           Equity Portfolio

OCC ACCUMULATION TRUST                      OCC DISTRIBUTORS

Signature:                                  Signature:

By:                                         By:

Title:                                      Title:



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AMERICAN ENTERPRISE LIFE                 ATTEST:
INSURANCE COMPANY

Signature:   /s/  Ryan Larson            Signature:  /s/  William A. Stoltzmann

By:      Ryan Larson                     By:    William A. Stoltzmann

Title:    VP - Product Development       Title:    VP


Date: ________________________, 1997